EXHIBIT 10.52

              CONFIDENTIAL TREATMENT REQUESTED

                      January 10, 1998


VIA REGULAR MAIL AND FACSIMILE


Mr. Joel J. Kocher
84 Pascal Lane
Austin, TX 78746

     Re:  Employment Offer

Dear Mr. Kocher:

     Micron Electronics, Inc. ("Micron" or "Company") is pleased to offer you a position as President and Chief
Operating Officer of Micron on the terms and conditions set forth below, which terms and conditions are subject to and contingent upon final approval by Micron's Board of
Directors:

     1. Arrangements have been made for you to join Micron on or before January 12, 1998. This offer of employment is conditioned upon successful completion of applicant procedures, including but not limited to application materials, and drug screen test, as well as signing Company forms, including but not limited to Assignment of Inventions and Rights, Confidentiality or Nondisclosure Agreement, and an Acknowledgment to abide by the Company's Team Member Handbook. You also will have the opportunity to enter into an Employment and Noncompete Agreement with Micron similar to other Company executives. Your Employment and Noncompete Agreement will be subject to final approval by Micron's Board of Directors, and is anticipated to be substantially in the form of the document which is enclosed for your reference.

     2. Your responsibility at Micron will be as President and Chief Operating Officer reporting to me. Micron is involved in a fast-paced high technology industry. As a result, you will be called upon to perform a variety of activities and fulfill differing responsibilities as needed.

     3. Your salary will be $350,000 per year unless varied by the Board of Directors. In addition, you will be eligible to participate in the Company's Executive Bonus Program with a bonus pool allocation of .25% of Micron's net income and subject to the terms of the Company's Executive Bonus Plan.

     4. Subject to Board of Directors approval, upon commencing employment, you will be granted an option of 650,000 shares at the Fair Market Value on the date of grant, subject to the terms and conditions of Micron's standard stock option agreement and 1995 Stock Option Plan where applicable, and as follows:

          (a)  400,000 shares shall be issued under Micron's
          1995 Stock Option Plan and shall vest at the rate of 20% per year;

          (b)  100,000 shares shall be granted under
          Micron's 1995 Stock Option Plan and shall vest only after completion of seven years of employment with Micron, but with vesting accelerated in full if prior to such seven year period (i) the Company earns $[XX] billion in net revenue from its core PC business, (ii) the Company attains a [XX]% net margin from its core PC business and (iii) the Company attains cash balance increases of $[XX] million over a twelve-month period from its core PC business, in each case over the four immediately preceding fiscal quarters;

          (c) 75,000 shares shall be granted as a non-plan grant outside of Micron's 1995 Stock Option Plan and shall vest only after completion of seven years of employment with Micron, but with vesting accelerated in full if prior to such seven year period (i) the Company earns $[XX] billion in net revenue from its core PC business, (ii) the Company attains a [XX]% net margin from its core PC business and (iii) the Company attains cash balance increases of $[XX] million over a twelve-month period from its core PC business, in each case over the four immediately preceding fiscal quarters; and

          (d) 75,000 shares shall be granted as a non-plan grant outside of Micron's 1995 Stock Option Plan and shall vest only after completion of seven years of employment with Micron, but with vesting accelerated in full if prior to such seven year period (i) the Company earns $[XX] billion in net revenue from its core PC business, (ii) the Company attains a [XX]% net margin from its core
          PC business and (iii) the Company attains cash balance increases of $[XX] million over a twelve-month period from its core PC business, in each case over the four immediately preceding fiscal quarters.

[XX] CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
     PORTIONS OF THIS DOCUMENT.  SUCH OMITTED PORTIONS HAVE
     BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
     COMMISSION.

     For purposes of this paragraph 4 herinabove, the provisions of Micron's 1995 Stock Option Plan regarding vesting of options in the event of a Change in Control shall apply to all shares in the option granted to you. The portion of the option for non-plan shares may not be exercised while any portion of the option for shares under the Micron 1995 Stock Option Plan are vested and exercisable. The term "core PC business" as used above includes Micron's personal computer, server, and related peripheral equipment business, together with any affiliated businesses, but expressly excludes herein the Spectek and Micron Custom Manufacturing Services, Inc. (or MCMS, Inc.) businesses or operations. For purposes of the subparagraphs 4(b)(iii), 4(c)(iii) and 4(d)(iii), above, any proceeds from a transaction involving the Company's divestiture, sale, disposal or transfer of any of its interest in Micron Custom Manufacturing Services, Inc. will be excluded for purposes of determining the Company's cash balance. Finally, Micron's Board of Directors may at any time and in its discretion lower the financial conditions for accelerated vesting of the shares as set forth in subparagraphs 4(b) through 4(d), above.

     5. Micron will pay for reasonable relocation expenses, including associated Federal, State and FICA taxes.

     6. Your Medical, Dental and Vision insurance coverage will become effective after completion of the month of hire plus an additional calendar month of employment. Benefit plans are subject to change or amendment by Micron.

          Benefits for pre-existing conditions are not provided under Micron's medical plan during the first eleven months of coverage for treatment recommended or received within the six-month period ending on the enrollment date. Credit will be given for previous coverage under most medical insurance programs as long as there is no break in coverage over 63 days prior to your hire date at Micron. This is no pre-existing condition waiting period for pregnancy. If you are eligible for COBRA coverage through your prior employer, you may want to continue that coverage in conjunction with Micron's medical plan until you have completed the waiting period for coverage, if necessary.

          If you have any questions or desire further clarification of this offer of employment, please contact me. If you are in agreement with the terms and conditions of this offer, please sign where indicated and return this letter to me.

          We hope this new relationship will be productive for you and Micron. Everyone is looking forward to your contribution to the success of the company.

                              Very truly yours,


                              Joseph M. Daltoso
                              Chairman and Chief Executive
                         Officer

               Approved and accepted this 13th day of January, 1998.
                                          ----        -------


                              By: /s/ Joel J. Kocher
                                 ------------------------------
                                 Joel J. Kocher